EXHIBIT 99.1

Oxford First Quarter Earnings Exceed Outlook and Prior Year

--Top-line Growth Fueled by Lilly Pulitzer and Tommy Bahama--

--Superb Performance by Lilly Pulitzer Driven by Comp Store Sales Increase of 20%--

--Raises Full Year Guidance--

ATLANTA, June 9, 2015 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2015 first quarter ended May 2, 2015. Consolidated net sales increased 7% to $260.4 million compared to $242.6 million in the first quarter of fiscal 2014. Adjusted earnings from continuing operations grew 9% to $1.30 per diluted share in the first quarter of fiscal 2015 compared to $1.19 in the first quarter of fiscal 2014. On a GAAP basis, earnings from continuing operations grew to $1.29 per diluted share in the first quarter of fiscal 2015 compared to $1.16 in the same period of the prior year.

Thomas C. Chubb III, CEO and President, commented, "We are delighted with our results as the strength exhibited by our brands in the fourth quarter continued into the first quarter of fiscal 2015. We exceeded our forecast, led by a superb performance from Lilly Pulitzer and solid top-line growth in our direct to consumer business at Tommy Bahama.

Mr. Chubb concluded, "We continue to support growth at both Tommy Bahama and Lilly Pulitzer as we make significant investments in these two terrific businesses. This, we believe, is key to delivering long-term value to our shareholders."

All financial results and outlook information included in this release, unless otherwise noted, are from continuing operations and all earnings per share amounts are on a diluted basis. For reference, tables reconciling GAAP to adjusted measures are included at the end of this release.

Operating Results

Tommy Bahama  Tommy Bahama delivered a 9% year-over-year net sales increase to $172.7 million in the first quarter of fiscal 2015. The increased sales were primarily due to the operation of additional stores and an 8% increase in comparable store sales. At the end of the first quarter of fiscal 2015, Tommy Bahama operated 156 stores including 100 full-price stores, 15 restaurant-retail locations and 41 outlets. This compares to 141 stores at the end of the first quarter of fiscal 2014.

Tommy Bahama's adjusted operating income for the first quarter of fiscal 2015 was $21.2 million compared to $20.3 million in the first quarter of fiscal 2014, reflecting the increased sales and a comparable gross margin. On a GAAP basis, Tommy Bahama's operating income for the first quarter of fiscal 2015 was $20.8 million compared to $19.9 million in the first quarter of fiscal 2014.

Lilly Pulitzer  Lilly Pulitzer's net sales in the first quarter of fiscal 2015 rose 17% to $59.0 million, with strength across multiple product categories and increases in all channels of distribution, including a comparable store sales increase of 20%. At the end of the first quarter of fiscal 2015, Lilly Pulitzer operated 30 retail stores compared to 26 retail stores at the end of the first quarter of fiscal 2014. Lilly Pulitzer's operating income in the first quarter of fiscal 2015 increased 20% to $17.7 million driven by the increased sales and a 212 basis point increase in gross margin.

Lanier Clothes  Net sales for Lanier Clothes in the first quarter of fiscal 2015 were $26.2 million compared to $28.7 million in the first quarter of fiscal 2014 with the decline primarily due to the exit from certain programs. Operating income for the quarter was $2.1 million compared to $2.7 million in the first quarter of fiscal 2014 primarily due to the decrease in sales.

Corporate and Other  For the first quarter of fiscal 2015, Corporate and Other incurred an adjusted operating loss of $5.5 million compared to an adjusted operating loss of $4.5 million in the first quarter of fiscal 2014. The increased loss was primarily due to lower Oxford Golf sales. On a GAAP basis, Corporate and Other incurred a loss of $5.2 million in the first quarter of fiscal 2015 compared to a loss of $4.7 million in the same period of the prior year.

Consolidated Operating Results

Net Sales For the first quarter of fiscal 2015, consolidated net sales grew by 7% to $260.4 million compared to $242.6 million in the first quarter of fiscal 2014.

Gross Margin and Gross Profit   For the first quarter of fiscal 2015, adjusted gross margin expanded 124 basis points to 59.2% primarily due to a shift in sales mix as Tommy Bahama and Lilly Pulitzer represented a greater proportion of net sales. The increase in gross margin at Lilly Pulitzer also contributed to the overall improvement in consolidated gross margin. Adjusted gross profit for the first quarter of fiscal 2015 increased to $154.1 million from $140.5 million in the first quarter of fiscal 2014.

On a GAAP basis, gross margin in the first quarter of fiscal 2015 was 59.3% compared to 57.9% in the prior year period. Gross profit in the first quarter of fiscal 2015 was $154.4 million compared to $140.4 million in the prior year period.

SG&A   For the first quarter of fiscal 2015, adjusted SG&A was $122.3 million, or 47.0% of net sales, compared to $110.4 million, or 45.5% of net sales, in the first quarter of fiscal 2014. The increase was primarily due to costs associated with operating additional retail stores and increased infrastructure costs to support growth at Tommy Bahama and Lilly Pulitzer. On a GAAP basis, SG&A was $122.7 million compared to $110.8 million in the first quarter of fiscal 2014.

Royalties and Other Income   Royalties and other income were $3.8 million in the first quarter of fiscal 2015 compared to $3.3 million the first quarter of fiscal 2014, with increases at both Tommy Bahama and Lilly Pulitzer.

Operating Income   For the first quarter of fiscal 2015, adjusted operating income increased 7% to $35.5 million compared to $33.4 million in the first quarter of fiscal 2014. On a GAAP basis, operating income increased 8% to $35.5 million compared to $32.7 million in the first quarter of fiscal 2014.

Interest Expense   For the first quarter of fiscal 2015, interest expense was $0.8 million compared to $1.0 million in the first quarter of fiscal 2014.

Income Taxes The effective tax rate for the first quarter of fiscal 2015 was 38.6% compared to 40.0% in the first quarter of fiscal 2014, with the decrease reflecting higher domestic earnings and lower international losses.

Discontinued Operations As announced on March 26, 2015, the Company is pursuing a sale of its Ben Sherman business, which is now reflected as discontinued operations for all periods presented. For the first quarter of both fiscal 2014 and fiscal 2015, the Company reported a loss from discontinued operations of $0.25 per share.

Balance Sheet & Liquidity

The Company increased inventory to $114.4 million at May 2, 2015 from $105.8 million at the end of the first quarter of fiscal 2014.  Inventory levels were higher primarily to support anticipated sales growth in its Tommy Bahama and Lilly Pulitzer businesses.

As of May 2, 2015, the Company had $130.6 million of borrowings outstanding and $98.5 million of unused availability under its U.S. revolving credit facility.

The Company's capital expenditures for fiscal 2015, including $11.9 million incurred during the first quarter, are expected to be approximately $70 million. This includes investments associated with the new leased space for Tommy Bahama's Seattle office, the Waikiki retail-restaurant location, and additional distribution space for Lilly Pulitzer, as well as new retail stores, information technology initiatives and store remodeling. Of the $70 million of capital expenditures, approximately $13 million is expected to be funded by landlords through tenant improvement allowances.

Outlook for Second Quarter and Fiscal Year 2015

The Company initiated its guidance for the second quarter of fiscal 2015, ending on August 1, 2015. The Company expects net sales in a range from $245 million to $255 million compared to net sales of $227.6 million in the second quarter of fiscal 2014. Adjusted earnings per share are expected to be in a range of $1.15 to $1.25 and GAAP earnings per share are expected to be in a range of $1.13 to $1.23. This compares with second quarter fiscal 2014 adjusted earnings per share of $1.07 and GAAP earnings per share of $1.05.

Additionally, the effective tax rate for the second quarter of fiscal 2015 is expected to be approximately 38.5% compared to 39.7% in the prior year period.

The Company has increased its outlook for fiscal 2015 to reflect the strength of the first quarter. It now expects net sales in the $970 million to $985 million range and adjusted earnings per share in a range of $3.50 to $3.65. On a GAAP basis, the Company expects earnings per share in a range of $3.41 to $3.56. This compares with fiscal 2014 net sales of $920.3 million and earnings per share of $3.46 on an adjusted basis and $3.27 on a GAAP basis. The effective tax rate for fiscal 2015 is expected to be approximately 38% compared to 40% in fiscal 2014.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company's website at www.oxfordinc.com. Please visit the website at least 15 minutes before the call to register and download any necessary software. A replay of the call will be available through June 23, 2015. To access the telephone replay, participants should dial 858-384-5517, access code 5655158. A replay of the web cast will also be available following the teleconference on the Company's website at www.oxfordinc.com.

About Oxford

Oxford Industries, Inc. is a global apparel company which designs, sources, markets and distributes products bearing the trademarks of its owned and licensed brands. Oxford's brands include Tommy Bahama®, Lilly Pulitzer®, Oxford Golf®, and Billy London®. The Company operates retail stores, internet websites and restaurants. The Company has granted licenses to select third parties to produce and sell certain product categories under its Tommy Bahama and Lilly Pulitzer brands. The Company also holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene®, and Dockers® labels. Oxford's wholesale customers include department stores, specialty stores, national chains, warehouse clubs, and Internet retailers. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Comparable Store Sales

The Company's disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Definitions and calculations of comparable store sales differ among companies in the retail industry, and therefore comparable store metrics disclosed by the Company may not be comparable to the metrics disclosed by other companies.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, the uncertainties related to any potential sale transaction involving Ben Sherman being identified or consummated (including, among others, the timing of any transaction and the ultimate impact of any transaction on our business and operating results) and assumptions regarding the impact of economic conditions on consumer demand and spending, particularly in light of general economic uncertainty that continues to prevail, demand for our products, competitive conditions, timing of shipments requested by our wholesale customers, expected pricing levels, retention of and disciplined execution by key management, the timing and cost of store openings and of planned capital expenditures, weather, costs of products as well as the raw materials used in those products, costs of labor, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions, access to capital and/or credit markets and the impact of foreign losses on our effective tax rate. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 31, 2015 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC.

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands, except par amounts)

	May 2, 2015	May 3, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$ 8,913	$ 8,568
Receivables, net	82,338	79,273
Inventories, net	114,376	105,751
Prepaid expenses, net	20,774	19,035
Deferred tax assets	25,219	21,697
Assets related to discontinued operations, net	70,620	37,816
Total current assets	322,240	272,140
Property and equipment, net	149,279	131,722
Intangible assets, net	145,902	148,805
Goodwill	17,313	17,440
Other non-current assets, net	22,911	23,432
Assets related to discontinued operations, net	—	33,668
Total Assets	$ 657,645	$ 627,207
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 50,945	$ 51,583
Accrued compensation	22,449	16,827
Income tax payable	14,697	12,099
Other accrued expenses and liabilities	29,170	25,248
Contingent consideration	—	12,294
Liabilities related to discontinued operations	18,208	13,896
Total current liabilities	135,469	131,947
Long-term debt	130,572	138,601
Other non-current liabilities	56,154	49,162
Non-current deferred income taxes	29,451	29,286
Liabilities related to discontinued operations	—	5,970
Commitments and contingencies
Shareholders' Equity:
Common stock, $1.00 par value per share	16,583	16,455
Additional paid-in capital	120,393	114,802
Retained earnings	198,333	164,849
Accumulated other comprehensive loss	(29,310)	(23,865)
Total shareholders' equity	305,999	272,241
Total Liabilities and Shareholders' Equity	$ 657,645	$ 627,207

Oxford Industries, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	First Quarter Fiscal 2015	First Quarter Fiscal 2014
Net sales	$ 260,394	$ 242,566
Cost of goods sold	106,002	102,194
Gross profit	154,392	140,372
SG&A	122,680	110,840
Change in fair value of contingent consideration	—	69
Royalties and other operating income	3,770	3,270
Operating income	35,482	32,733
Interest expense, net	773	970
Earnings from continuing operations before income taxes	34,709	31,763
Income taxes	13,385	12,705
Net earnings from continuing operations	$ 21,324	$ 19,058
Loss from discontinued operations, net of taxes	(4,068)	(4,089)
Net earnings	$ 17,256	$ 14,969
Net earnings from continuing operations per share:
Basic	$ 1.30	$ 1.16
Diluted	$ 1.29	$ 1.16
Loss from discontinued operations per share:
Basic	$ (0.25)	$ (0.25)
Diluted	$ (0.25)	$ (0.25)
Net earnings per share:
Basic	$ 1.05	$ 0.91
Diluted	$ 1.04	$ 0.91
Weighted average shares outstanding:
Basic	16,445	16,418
Diluted	16,525	16,450
Dividends declared per share	$ 0.25	$ 0.21

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	First Quarter Fiscal 2015	First Quarter Fiscal 2014
Cash Flows From Operating Activities:
Net earnings	$ 17,256	$ 14,969
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	8,906	8,512
Amortization of intangible assets	522	624
Change in fair value of contingent consideration	—	69
Amortization of deferred financing costs	96	108
Equity compensation expense	1,182	595
Deferred income taxes	(823)	(647)
Changes in working capital, net of acquisitions and dispositions:
Receivables, net	(12,512)	(14,125)
Inventories, net	12,637	15,853
Prepaid expenses, net	(2,820)	(171)
Current liabilities	(18,822)	(12,140)
Other non-current assets, net	(420)	(380)
Other non-current liabilities	(131)	(716)
Net cash provided by operating activities	5,071	12,551
Cash Flows From Investing Activities:
Purchases of property and equipment	(11,907)	(6,704)
Net cash used in investing activities	(11,907)	(6,704)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(81,697)	(85,099)
Proceeds from revolving credit arrangements	108,492	85,407
Payment of contingent consideration	(12,500)	(2,500)
Proceeds from issuance of common stock, including excess tax benefits	263	228
Dividends paid	(4,153)	(3,463)
Net cash provided by (used in) financing activities	10,405	(5,427)
Net change in cash and cash equivalents	3,569	420
Effect of foreign currency translation on cash and cash equivalents	63	(335)
Cash and cash equivalents at the beginning of year	5,281	8,483
Cash and cash equivalents at the end of the period	$ 8,913	$ 8,568
Supplemental disclosure of cash flow information:
Cash paid for interest, net	$ 716	$ 969
Cash paid for income taxes	$ 4,340	$ 8,112

Oxford Industries, Inc.
Operating Group Information
(unaudited)
(in thousands)

	First Quarter Fiscal 2015	First Quarter Fiscal 2014
Net sales
Tommy Bahama	$ 172,669	$ 158,359
Lilly Pulitzer	58,978	50,371
Lanier Clothes	26,172	28,746
Corporate and Other	2,575	5,090
Total net sales	$ 260,394	$ 242,566

Operating income (loss)
Tommy Bahama	$ 20,775	$ 19,862
Lilly Pulitzer	17,742	14,800
Lanier Clothes	2,140	2,738
Corporate and Other	(5,175)	(4,667)
Total operating income	$ 35,482	$ 32,733

Reconciliations of Certain Operating Results Information Presented in Accordance with GAAP to Certain Operating Results Information, as Adjusted (unaudited)
Set forth in the tables below are the reconciliations, in thousands except per share amounts, of certain operating results information, presented in accordance with generally accepted accounting principles, or GAAP, to the operating results information, as adjusted, for certain historical periods. The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting operating results, as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operations. The Company uses the operating results, as adjusted, to discuss its business with investment institutions, its board of directors and others. Further, the Company believes that presenting operating results, as adjusted, provides useful information to investors because this allows investors to compare the Company's operating results for the periods presented to other periods.
	First Quarter Fiscal 2015	First Quarter Fiscal 2014
As reported
Net sales	$ 260,394	$ 242,566
Gross profit	$ 154,392	$ 140,372
Gross margin (1)	59.3%	57.9%
SG&A	$ 122,680	$ 110,840
SG&A as percentage of net sales	47.1%	45.7%
Operating income	$ 35,482	$ 32,733
Operating margin (2)	13.6%	13.5%
Earnings before income taxes	$ 34,709	$ 31,763
Net earnings from continuing operations	$ 21,324	$ 19,058
Diluted net earnings from continuing operations per share	$ 1.29	$ 1.16
Weighted average shares outstanding - diluted	16,525	16,450
Increase (decrease) in operating results
LIFO accounting adjustments (3)	$ (330)	$ 121
Amortization of Canadian intangible assets (4)	$ 394	$ 443
Change in fair value of contingent consideration (5)	$ —	$ 69
Impact of income taxes on adjustments above (6)	$ 127	$ (73)
Adjustment to net earnings from continuing operations	$ 191	$ 560
As adjusted
Gross profit	$ 154,062	$ 140,493
Gross margin (1)	59.2%	57.9%
SG&A	$ 122,286	$ 110,397
SG&A as percentage of net sales	47.0%	45.5%
Operating income	$ 35,546	$ 33,366
Operating margin (2)	13.7%	13.8%
Earnings before income taxes	$ 34,773	$ 32,396
Net earnings from continuing operations	$ 21,515	$ 19,618
Diluted net earnings from continuing operations per share	$ 1.30	$ 1.19

	First Quarter Fiscal 2015
	Operating income (loss), as reported	LIFO accounting adjustments (3)	Amortization of Canadian intangible assets (4)	Operating income (loss), as adjusted

Tommy Bahama	$ 20,775	$ —	$ 394	$ 21,169
Lilly Pulitzer	17,742	—	—	17,742
Lanier Clothes	2,140	—	—	2,140
Corporate and Other	(5,175)	(330)	—	(5,505)
Total	$ 35,482	$ (330)	$ 394	$ 35,546

	First Quarter Fiscal 2014
	Operating income (loss), as reported	LIFO accounting adjustments (3)	Amortization of Canadian intangible assets (4)	Change in fair value of contingent consideration (5)	Operating income (loss), as adjusted

Tommy Bahama	$ 19,862	$ —	$ 443	$ —	$ 20,305
Lilly Pulitzer	14,800	—	—	69	14,869
Lanier Clothes	2,738	—	—	—	2,738
Corporate and Other	(4,667)	121	—	—	(4,546)
Total	$ 32,733	$ 121	$ 443	$ 69	$ 33,366

(1) Gross margin reflects gross profit divided by net sales.
(2) Operating margin reflects operating income divided by net sales.
(3) LIFO accounting adjustments reflect the impact on cost of goods sold in the consolidated statement of operations resulting from LIFO accounting adjustments in each period.
(4) Amortization of Canadian intangible assets reflects the amortization included in SG&A in the consolidated statement of operations related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition.
(5) Change in fair value of contingent consideration reflects the consolidated statement of operations impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations.
(6) Impact of income taxes reflects the estimated consolidated statement of operations tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.

Reconciliation of Net Earnings From Continuing Operations per Diluted Share Presented in Accordance with GAAP to Net Earnings From Continuing Operations per Diluted Share, as Adjusted (unaudited)
Set forth below is the reconciliation of reported or reportable net earnings from continuing operations per diluted share for certain historical and future periods, each presented in accordance with GAAP, to the net earnings from continuing operations per diluted share, as adjusted, for each respective period. The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting its net earnings from continuing operations per diluted share, as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operations. The Company uses the net earnings from continuing operations per diluted share, as adjusted, to discuss its business with investment institutions, its board of directors and others. Further, the Company believes that presenting net earnings from continuing operations per diluted share, as adjusted, provides useful information to investors because this allows investors to compare the Company's results for the periods presented to other periods. Note that columns may not add due to rounding.

	First Quarter Fiscal 2015 Actual	First Quarter Fiscal 2015 Guidance (1)	First Quarter Fiscal 2014 Actual
Net earnings from continuing operations per diluted share:
GAAP basis	$1.29	$1.12 - $1.22	$1.16
LIFO accounting adjustments (2)	(0.01)	—	0.00
Amortization of Canadian intangible assets (3)	0.02	0.03	0.03
Change in fair value of contingent consideration (4)	—	—	0.00
As adjusted	$1.30	$1.15 - $1.25	$1.19

	Second Quarter Fiscal 2015 Guidance (5)(6)	Second Quarter Fiscal 2014 Actual	Fiscal 2015 Guidance (5)(6)	Fiscal 2014 Actual
Net earnings from continuing operations per diluted share:
GAAP basis	$1.13 - $1.23	$1.05	$3.41 - $3.56	$3.27
LIFO accounting adjustments (2)	—	(0.01)	(0.01)	0.08
Amortization of Canadian intangible assets (3)	0.02	0.03	0.10	0.11
Change in fair value of contingent consideration (4)	—	0.00	—	0.01
As adjusted	$1.15 - $1.25	$1.07	$3.50 - $3.65	$3.46

(1) Guidance as issued on March 26, 2015.
(2) LIFO accounting adjustments reflect the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from LIFO accounting adjustments included in cost of goods sold in each period. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.
(3) Amortization of Canadian intangible assets reflects the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the amortization included in SG&A in the consolidated statement of operations related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition.
(4) Change in fair value of contingent consideration reflects the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. No additional amounts for change in fair value of contingent consideration are expected in future periods.
(5) Guidance as issued on June 9, 2015.
(6) Due to the uncertainty regarding the timing and amount of proceeds from a potential transaction involving Ben Sherman, no assumptions have been made about the impact of a transaction on interest expense in the Company's outlook.
CONTACT:  Anne M. Shoemaker
          Telephone: (404) 653-1455
          Fax: (404) 653-1545
          E-mail: InvestorRelations@oxfordinc.com